Exhibit 99.1

Boeing to Temporarily Suspend Puget Sound Production Operations in Response to Escalating COVID-19 Pandemic

–	Boeing focusing on safe and orderly temporary suspension of operations

–	Temporary operations shutdown to last 14 days beginning March 25

CHICAGO, March 23, 2020 - Boeing [NYSE: BA] announced a temporary suspension of production operations at its Puget Sound area facilities in light of the state of emergency in Washington state and the company’s continuous assessment of the accelerating spread of the coronavirus in the region. These actions are being taken to ensure the well-being of employees, their families and the local community, and will include an orderly shutdown consistent with the requirements of its customers.

Boeing plans to begin reducing production activity today and projects the suspension of such operations to begin on Wednesday, March 25 at sites across the Puget Sound area. The suspension of production operations will last 14 days, during which Boeing will continue to monitor government guidance and actions on COVID-19 and its associated impacts on all company operations. During this time, we will be conducting additional deep cleaning activities at impacted sites and establishing rigorous criteria for return to work.

“This necessary step protects our employees and the communities where they work and live,” said Boeing President and CEO Dave Calhoun. “We continue to work closely with public health officials, and we’re in contact with our customers, suppliers and other stakeholders who are affected by this temporary suspension. We regret the difficulty this will cause them, as well as our employees, but it’s vital to maintain health and safety for all those who support our products and services, and to assist in the national effort to combat the spread of COVID-19,” Calhoun added.

Production employees should continue to report for their assigned shifts today and will receive guidance on their role in the suspension shutdown process.

Puget Sound area-based employees who can work from home will continue to do so. Those who cannot work remotely will receive paid leave for the initial 10 working days of the suspension - double the company policy - which will provide coverage for the 14 calendar day suspension period.

“We will keep our employees, customers and supply chain top of mind as we continue to assess the evolving situation,” Calhoun said. “This is an unprecedented time for organizations and communities across the globe.”

When the suspension is lifted, Boeing will take an orderly approach to restarting production with a focus on safety, quality and meeting customer commitments. This will be a key step to enabling the aerospace sector to bridge to recovery.

Boeing is working to minimize this suspension’s impact on the company’s ability to deliver and support its defense and space programs, and ensure the readiness of our defense customers to perform their vital missions. Boeing will work closely with those customers in the coming days to develop plans that ensure customers are supported throughout this period. Critical distribution operations in support of airline, government, and maintenance, repair and overhaul (MRO) customers will continue.

Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services. As a top U.S. exporter, the company supports commercial and government customers in more than 150 countries. Boeing employs more than 160,000 people worldwide and leverages the talents of a global supplier base. Building on a legacy of aerospace leadership, Boeing continues to lead in technology and innovation, deliver for its customers and invest in its people and future growth.

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Contact
Boeing Communications
media@boeing.com